EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Current Report on Form 8K/A of our report dated March 12, 2010, relating to the financial statements of PV Powered. Inc. as December 31, 2009, and for the year then ended.
/s/ Moss Adams LLP
Portland, Oregon
July 12, 2010